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Exhibit 10.1

Description of the 2008 Management Bonus Plans

        In 2008 key employees of Georgia Gulf Corporation ("Georgia Gulf'), including Messrs. Seal, Beerman, Doherty and Shannon, the named executive officers and Mr. Carrico, the CEO,(each, a "Participant," and collectively, the "Participants"), will participate in our management bonus plans, including the Senior Executive Bonus Plan and the Management Incentive Plan (the "Plans"). The objective of the Plans is to motivate the performance of the Participants by creating the potential for increased compensation tied directly to company profit and to individual performance. In December 2007, the Compensation Committee assigned bonus points to each Participant, set primarily by reference to his salary level, which, for the CEO, were equal to 80 percent of his base salary, and for each other Participant, were equal to 50 to 60 percent of his base salary. Seventy percent of the total opportunity is derived from the Senior Executive Bonus Plan with the remainder from the Management Incentive Plan. The Compensation Committee also established a corporate target for 2008 earnings which is an EBIT (earnings before interest and taxes) return representing a profitable return on the company's asset base.

        Under the terms of the Senior Executive Bonus Plan, if the corporate target is reached, the Participants receive a payment equal to 100 percent of their points awarded. If the corporate target is not reached, payments are ratably reduced to a minimum target, which is equal to half of the corporate target or a risk-free rate of return (e.g., 10 year Treasury Bill), in which case Participants receive a payment equal to 10 percent of their points awarded. If the corporate target is surpassed, payments are ratably increased to a maximum, which is double the Participants' points where earnings equal one and one-third times the corporate target.

        Under the terms of the Management Incentive Plan, each participant's total annual cash incentive payment is determined at the discretion of the Committee in which individual performance and/or Company performance can be considered to determine the payment which can range from zero to 200% of Management Incentive Plan opportunity.

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  Exhibit 10.1
Description of the 2008 Management Bonus Plans